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                                                                EXHIBIT (P)(37)
                         LIBERTY STREET ADVISORS, INC.

                                CODE OF ETHICS

                                 FEBRUARY 2007

                           - FOR INTERNAL USE ONLY -

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                               TABLE OF CONTENTS

 1.  INTRODUCTION AND POLICY..............................................  3

 2.  DEFINITIONS..........................................................  3

 3.  GENERAL REQUIREMENTS.................................................  6

 4.  PROHIBITED TRANSACTIONS..............................................  7

     A)  PROHIBITIONS OF COVERED PERSONS:.................................  7
     B)  ADDITIONAL PROHIBITIONS OF ACCESS PERSONS:.......................  7

 5.  REPORTING REQUIREMENTS...............................................  9

     A)  NOTICE TO OUTSIDE BROKERS AND DEALERS............................  9
     B)  GENERAL REPORTING REQUIREMENTS................................... 10
     C)  EXCLUSIONS FROM REPORTING........................................ 10
     D)  INITIAL HOLDING REPORTS.......................................... 10
     E)  QUARTERLY TRANSACTION REPORTS.................................... 10
     F)  ANNUAL HOLDINGS REPORTS.......................................... 11
     G)  ALTERNATIVE REPORTING............................................ 12
     H)  ACCOUNT OPENING PROCEDURES....................................... 12

 6.  SANCTIONS/VIOLATIONS................................................. 12

 7.  GIFTS AND ENTERTAINMENT.............................................. 12

     A)  GIFT GIVING...................................................... 12
     B)  ACCEPTING GIFTS.................................................. 13
     C)  ENTERTAINMENT.................................................... 13

 8.  THE CHIEF COMPLIANCE OFFICER ("CCO")................................. 13

     A)  DUTIES OF CCO.................................................... 13
     B)  POTENTIAL TRADE CONFLICT......................................... 14
     C)  REQUIRED RECORDS................................................. 14
     D)  POST-TRADE REVIEW PROCESS........................................ 14

 9.  REPORTS TO FUND BOARDS OF DIRECTORS OR TRUSTEES...................... 14

 ATTACHMENT A: ACKNOWLEDGEMENT............................................ 16

 ATTACHMENT B: LETTER TO BROKER DEALER.................................... 17

 ATTACHMENT C: PERMISSION LETTER TO BROKER DEALER......................... 18

 SCHEDULE A: INSIDER TRADING POLICIES AND PROCEDURES...................... 19

     ANNUAL CERTIFICATION................................................. 19
     FIRM POLICY MEMORANDUM REGARDING INSIDER TRADING..................... 19

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                         LIBERTY STREET ADVISORS, INC.

                                CODE OF ETHICS

                                 FEBRUARY 2007

   1. INTRODUCTION AND POLICY

   LIBERTY STREET ADVISORS, INC. ("LIBERTY STREET," the "ADVISER," or the "FIRM"), a federally registered investment adviser, has adopted this CODE OF ETHICS ("CODE" ) pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Act. This Code is EXHIBIT 10 to the LIBERTY STREET Compliance Manual. All terms in bold are defined in Section 2 of this CODE entitled "Definitions."

   LIBERTY STREET places the highest possible value on ethical behavior, and requires every member of the organization to demonstrate the highest ethical conduct in his or her business dealings.

   This CODE has been adopted by LIBERTY STREET to enforce these values with respect to the investment advisory services it provides to U.S. registered investment companies or series thereof (each, a "FUND"). This CODE is designed to promote compliance with the relevant legal and fiduciary obligations to which the ADVISER is subject, and is based upon the principle that certain persons, including the directors, officers, employees and certain affiliated persons of the ADVISER, owe a fiduciary duty to the shareholders of the FUNDS, among others, to conduct their affairs, including their personal securities transactions, in such manner as to minimize potential conflicts of interest and to avoid (i) serving their own personal interests ahead of shareholders;
(ii) taking inappropriate advantage of their position with the ADVISER; and
(iii) any actual conflicts of interest or any abuse of their positions of trust and responsibility.

   All COVERED PERSONS are required to review this CODE, to be familiar with it, to refer to it and to defer to the Firm's senior management for guidance whenever a question about any activity, which could have even the appearance of violating this CODE or subjecting the Firm to any adverse publicity, criticism or concern with respect to a FUND.

   IT IS THE RESPONSIBILITY OF EVERY COVERED PERSON TO COMPLY WITH ALL APPLICABLE FEDERAL SECURITIES LAWS AND REGULATIONS AND THIS CODE. FAILURE TO COMPLY WITH SUCH LAWS AND REGULATIONS AND THIS CODE IS A VERY SERIOUS MATTER AND MAY RESULT IN DISCIPLINARY ACTION BY THE FIRM, INCLUDING MONETARY FINES OR CENSURE, UNWINDING OF TRADES, DISGORGEMENT OF PROFITS, SUSPENSION OF PERSONAL TRADING PRIVILEGES, SUSPENSION, TERMINATION, OR MODIFICATION OF EMPLOYMENT, AS WELL AS CIVIL OR CRIMINAL PROSECUTION.

   2. DEFINITIONS

"ACCESS PERSON" is defined for purposes of this CODE as any COVERED PERSON, who:

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     (a) in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the PURCHASE OR SALE of COVERED SECURITIES by a FUND, or whose functions relate to the making of any recommendations with respect to such PURCHASES OR SALES;

     (b) obtains information concerning or has access to recommendations made to a FUND with regard to the PURCHASE OR SALE of COVERED SECURITIES by the FUND; or

     (c) has access to nonpublic information regarding a FUND'S PURCHASE OR SALE of a COVERED SECURITY or nonpublic information regarding the portfolio holdings of a FUND.

"ACT" means the Investment Company Act of 1940, as amended.

"ADVISERS ACT" means the Investment Advisers Act of 1940, as amended.

"ADVISORY AFFILIATE" for purposes of this CODE means any person or company that CONTROLS, is CONTROLLED by or is under common CONTROL with the ADVISER.

"AUTOMATIC INVESTMENT PLAN" means a program in which regular or periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

"BENEFICIAL OWNER" shall have the meaning as set forth in Rule 16a-1(a)(2) under the EXCHANGE ACT. In general, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a COVERED SECURITY is a BENEFICIAL OWNER of such COVERED SECURITY. For example, a person is normally regarded as the BENEFICIAL OWNER of securities held by members of his or her IMMEDIATE FAMILY sharing the same household. Additionally, ownership of derivative securities such as options, warrants or convertible securities which confer the right to acquire the underlying security at a fixed price constitutes beneficial ownership of the underlying security itself.

"CCO" means the Firm's Chief Compliance Officer.

"CODE" means this Code of Ethics pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Act.

"CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company. Direct or Indirect beneficial ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company.

"COVERED PERSON" means a firm's officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on the Firm's behalf and are subject to the Firm's supervision and control, including all ADVISORY AFFILIATEs.

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"COVERED SECURITY" means any security except:

      (i)   direct obligations of the Government of the United States;

      (ii) banker's acceptances, bank certificates of deposits, commercial paper and high quality short-term debt instruments, including repurchase agreements; and,

      (iii) shares of registered open-end investment companies, including money market FUNDs and unit investment trusts that are invested exclusively in one or more open-end investment companies. Any FUND advised by the ADVISER or any ADVISORY AFFILIATE, however, is a COVERED SECURITY.

"EXCHANGE ACT" means the Securities EXCHANGE ACT of 1934, as amended.

"FUND" means all U.S. registered investment companies for which the ADVISER or any ADVISORY AFFILIATE serves as investment adviser, sub-adviser or underwriter.

"IMMEDIATE FAMILY" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) that may reside in the same household.

"INITIAL PUBLIC OFFERING" means an offering of securities registered under the SECURITIES ACT, the issuer of which, immediately before the registration was not subject to the reporting requirements of Sections 13 or 15 of the EXCHANGE ACT.

"LIMITED OFFERING" means an offering that is exempt from registration under the SECURITIES ACT pursuant to Section 4(2) or 4(6) or pursuant to Rules 504 through 506 under the SECURITIES ACT.

"PURCHASE OR SALE" includes, among other things, the writing of an option to purchase or sell.

"SECURITIES ACT" means the SECURITIES ACT of 1933, as amended.

"SECURITY HELD OR TO BE ACQUIRED BY" a FUND means:

      (i) any COVERED SECURITY which, with the most recent 15 days, (a) is or has been held by a FUND or (b) is being or has been considered by a FUND or its investment ADVISER for purchase by a FUND; and

      (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a COVERED SECURITY described in (i) above.

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  3. GENERAL REQUIREMENTS

   COVERED PERSONS must be familiar with the CODE and be alert for any potential conflict of interest between the Firm's interest and the interests of its clients and for any improper activity on the part of other COVERED PERSONS.

       1. Each COVERED PERSON must promptly report any violation of this CODE or Federal Securities Laws to the CCO. The CCO is responsible for investigating the violation, taking appropriate action and documenting the investigation and violation.

       2. Each COVERED PERSON must promptly report any FUND complaint (oral or written) regarding any violation or alleged violation of this CODE to the CCO. The CCO is responsible for investigating the complaint, taking appropriate action, and documenting the investigation and action.

       3. All COVERED PERSONS must abide by the ADVISER's Insider Trading Policies and Procedures as set forth on Schedule A of this CODE.

       4. The CCO shall distribute to each COVERED PERSON, when they become a COVERED PERSON, a copy of the CODE, including the ADVISER's Insider Trading Policies and Procedures. In addition, the CCO shall distribute copies of the CODE, including the ADVISER's Insider Trading Policies and Procedures, to all COVERED PERSONS annually and copies of all amendments to the CODE to all COVERED PERSONS as soon as practicable after the effective date of the amendment.

       5. Upon receipt of the CODE, each COVERED PERSON shall submit to the CCO an Acknowledgement (in the form of Attachment A) that certifies that
          (1) he or she has received, read and understood the CODE, including the ADVISER's Insider Trading Policies and Procedures; and (2) he or she has complied with all of the requirements of the CODE, including the ADVISER's Insider Trading Policies and Procedures, and has disclosed or reported all personal securities transactions required to be disclosed by the COVERED PERSON, if applicable, pursuant to the provisions of the CODE.

   This CODE applies to all COVERED PERSONS, including directors, officers, and employees of LIBERTY STREET, as well as any other persons who provide advice on the Firm's behalf and are subject to the Firm's supervision and control. Certain provisions apply only to ACCESS PERSONS, while other provisions apply to all COVERED PERSONS. The CCO will identify all persons subject to this CODE and promptly inform each COVERED PERSON of his or her status and reporting requirements under the CODE.

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   4. PROHIBITED TRANSACTIONS

        A)    PROHIBITIONS OF COVERED PERSONS:

              Each COVERED PERSON must refrain from engaging in a PERSONAL SECURITIES TRANSACTION when the COVERED PERSON knows, or in the ordinary course of fulfilling his or her duties would have reason to know, that at the time of the PERSONAL SECURITIES TRANSACTION a FUND has a pending buy or sell order in the same COVERED SECURITY.

              No COVERED PERSON may make personal or other professional use of any information concerning a SECURITY HELD OR TO BE ACQUIRED BY a FUND. Neither may any COVERED PERSON use his or her influence over any investment decisions by a FUND for personal gain or in a manner detrimental to the interests of a FUND or take personal advantage of any opportunity properly belonging to a FUND.

              In addition, no COVERED PERSON, in connection with the PURCHASE OR SALE of a SECURITY HELD OR TO BE ACQUIRED by a FUND, shall, directly or indirectly:

                  .  employ any device, scheme or artifice to defraud a FUND;

                  . make any untrue statement of a material fact to a FUND or omit to state a material fact necessary in order to make the statements made to the FUND in light of the circumstances under which they are made misleading;

                  . engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a FUND; or

                  .  engage in any manipulative practice with respect to a FUND.

              Except as required in the normal course of carrying out their business responsibilities, no COVERED PERSON shall reveal information relating to the investment intentions or activities of any FUND, or of the securities that are being considered for PURCHASE OR SALE on behalf of any FUND.

        B)    ADDITIONAL PROHIBITIONS OF ACCESS PERSONS:

              TRADING AND PRECLEARANCE

              All ACCESS PERSONS shall not purchase or sell a COVERED SECURITY in an account over which they have direct or indirect influence, control, or knowledge on a day during which they know or should have known a FUND has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

              For purposes of this prohibition, fixed income securities of an issuer shall NOT be deemed to be the same security as that of the common stock of an issuer.

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              In addition, convertible preferred stock of an issuer shall be deemed to be the same security as an issuer's common stock; whereas non-convertible preferred stock shall NOT be deemed to be the same security as common stock.

              The prohibition above does not prevent ACCESS PERSONS from entering into securities transactions involving:

                  .  purchases which are part of an AUTOMATIC INVESTMENT PLAN;

                  . purchases or sales which are non-volitional on the part of the ACCESS PERSON or transactions over which the ACCESS PERSON has no direct or indirect influence or control (for this purpose, you are deemed to have direct or indirect influence or control over the accounts of IMMEDIATE FAMILY Members.

                  . purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

              All ACCESS PERSONS must obtain prior written approval from the CCO before engaging in any personal securities transactions of a COVERED SECURITY. The request for preclearance must be submitted prior to entering any orders for personal transactions of a COVERED SECURITY. The CCO will analyze the request, contact the CCO of an applicable sub-adviser, if appropriate, and return written approval or denial of the request to the ACCESS PERSON. Preclearance is valid for a period of two (2) days after acceptance by the CCO. Regardless of preclearance, all transactions remain subject to all other provisions of the CODE.

              SHORT-TERM TRADING PROFITS

              ACCESS PERSONS shall not profit from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days if such securities are held by a FUND. The CCO may grant exceptions to this prohibition in whole or in part and upon such conditions as the CCO may impose if the CCO determines that no harm is likely to result to a FUND.

              INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS

              ACCESS PERSONS may not directly or indirectly acquire securities in an INITIAL PUBLIC OFFERING or a LIMITED OFFERING unless the CCO determines whether the investment opportunity should be or is reserved for a FUND, and whether such opportunity is being offered to the ACCESS PERSON by virtue of their position with the FUND. Any ACCESS PERSON of a FUND who has taken a personal position in an INITIAL PUBLIC OFFERING or a LIMITED OFFERING will be under an affirmative obligation to disclose that position in writing to the CCO if he or she plays a material role in, or has direct knowledge of, the FUND's subsequent investment

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              decision regarding the same issuer. Once disclosure is given, an independent review of the FUND'S investment decision will be made.

              SERVICE AS A DIRECTOR

              ACCESS PERSONS shall not serve on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the CCO that the board service would be consistent with the interests of the FUNDs and their shareholders.

              UNDUE INFLUENCE

              ACCESS PERSONS shall not cause or attempt to cause any FUND to purchase, sell or hold any security in a manner calculated to create any personal benefit to them and shall not recommend any securities transactions for a FUND without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation, (i) beneficial ownership of any securities of such issuer, (ii) any position with such issuer or its affiliates and (iii) any present or proposed business relationship between the ACCESS PERSON (or any party in which he or she has a significant interest) and such issuer or its affiliates.

   5. REPORTING REQUIREMENTS

       A)     NOTICE TO OUTSIDE BROKERS AND DEALERS

                All ACCESS PERSONS are required to instruct all outside broker/dealers, with whom they maintain an account in which any COVERED SECURITIES are held, to file duplicate trade confirmations and account statements with the CCO. Statements must be filed for all accounts containing COVERED SECURITIES (including accounts of other persons holding COVERED SECURITIES in which the COVERED PERSON has a beneficial ownership interest or trading authority, or the accounts of IMMEDIATE FAMILY Members in a COVERED PERSON'S household. Failure of a broker dealer to send duplicate trade confirmations or account statements will not excuse a violation of this section by any COVERED PERSON.

                A sample letter instructing a broker/dealer firm to send duplicate trade confirmations and account statements to LIBERTY STREET is attached as ATTACHMENT B of this CODE. A copy of the letter sent to an outside broker instructing the broker/dealer to provide duplicate trade confirmations and account statements to LIBERTY STREET must be sent to the CCO at the time of mailing as evidence of the mailing. If a broker/dealer is unable or refuses to provide duplicate statements, the COVERED PERSON should contact the CCO for further assistance.

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                If a broker/dealer requires a letter authorizing an ACCESS
                PERSON or COVERED PERSON to be able to open an account, a sample permission letter is attached as ATTACHMENT C. Please complete the necessary brokerage information and forward a signature ready copy to the CCO for signature and submission to the requesting broker/dealer.

        B)    GENERAL REPORTING REQUIREMENTS

                ACCESS PERSONS must report to the CCO the information described in this Section with respect to transactions in any COVERED SECURITY in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership.

        C)    EXCLUSIONS FROM REPORTING

                Purchases or sales of COVERED SECURITIES in an account in which the ACCESS PERSON has no direct or indirect CONTROL are not subject to the reporting requirements of this Section.

        D)    INITIAL HOLDING REPORTS

                No later than ten (10) days after an ACCESS PERSON becomes subject to this CODE he or she must report the following information (which shall be of a date no more than forty five
                (45) days prior to the date on which the person become an ACCESS PERSON.):

                    . the type, title, exchange ticker symbol or CUSIP (is applicable), number of shares and principal amount of each COVERED SECURITY (whether or not publicly traded) in which the ACCESS PERSON has any direct or indirect beneficial ownership;

                    . the name of any broker, dealer or bank with whom the ACCESS PERSON maintained an account in which any securities were held for the ACCESS PERSON'S direct or indirect benefit as of the date he or she became an ACCESS PERSON; and

                    .  the date that the report is submitted.

        E)    QUARTERLY TRANSACTION REPORTS

                No later than ten (30) days after the end of a quarter, ACCESS PERSONS must report the following information.

                (1) With respect to any transaction during the quarter in a COVERED SECURITY (whether or not publicly traded) in which the ACCESS PERSON has, or by reason of such transaction acquired, any direct or indirect beneficial ownership:

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                    .  the date of the transaction, the type, title, exchange
                       ticker symbol or CUSIP (is applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each COVERED SECURITY involved;

                    . the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                    . the price of the COVERED SECURITY at which the transaction was effected;

                    . the name of the broker, dealer or bank with or through which the transaction was effected; and

                    .  the date that the report is submitted.

                (2) With respect to any account established by the ACCESS PERSON in which any securities were held during the quarter for the direct or indirect benefit of the ACCESS
                     PERSON:

                    . The name of the broker, dealer or bank with whom the ACCESS PERSON established the account;

                    .  The date the account was established; and

                    .  The date that the report is submitted by the ACCESS
                       PERSON.

              ACCESS PERSONS need not make Quarterly Reports with respect to transactions effected pursuant to an AUTOMATIC INVESTMENT PLAN.

        F)    ANNUAL HOLDINGS REPORTS

              At least annually, all ACCESS PERSONS must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

                    . the type, title, exchange ticker symbol or CUSIP (is applicable), number of shares and principal amount of each ACCESS SECURITY (whether or not publicly traded) in which the ACCESS PERSON had any direct or indirect beneficial ownership;

                    . the name of any broker, dealer or bank with whom the ACCESS PERSON maintains an account in which any securities are held for his or her direct or indirect benefit; and

                    .  the date that the report is submitted.

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        G)    ALTERNATIVE REPORTING

                The submission to the CCO of duplicate broker trade confirmations and statements on all securities transactions through Notice to Outside Brokers and Dealers as described in
                Section 5(a) shall satisfy the reporting requirements of
                Section 5(e).

        H)    ACCOUNT OPENING PROCEDURES

                All ACCESS PERSONS shall provide written notice to the CCO prior to opening any account with any entity through which a COVERED SECURITIES transaction may be effected. In addition, ACCESS PERSONS must, as directed by the CCO, promptly:

                    . provide full access to the Adviser to any and all records and documents which a the ADVISER considers relevant to any securities transactions or other matters subject to the CODE;

                    . cooperate with the ADVISER in investigating any securities transactions or other matter subject to the CODE.

                    . provide the ADVISER with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter to the CODE; and

   6. SANCTIONS/VIOLATIONS

   Strict compliance with the CODE is mandatory. Any violation of the CODE by a COVERED PERSON is considered to be serious and may result in disciplinary action by the FIRM, including monetary fines or censure, unwinding of trades, disgorgement of profits, suspension of personal trading privileges or suspension, modification or termination of employment, as well as possible civil or criminal liability. Repeated offenses will most likely be treated with stricter sanctions.

   7. GIFTS AND ENTERTAINMENT

   LIBERTY STREET has adopted the following policies to avoid the appearance of conflicts or actual conflicts that may arise from providing or accepting gifts and entertainment.

        A)    GIFT GIVING

              COVERED PERSONS are not permitted to give gifts, gratuities or other favors to any person or firm where the payment relates in any way to the business of the recipient or the recipient's employer or to government officials, except to the extent such gifts are in compliance with applicable law, of insignificant value (no more than $100 per year), and not given in consideration or expectation of any action by the recipient.

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        B)    ACCEPTING GIFTS

              COVERED PERSONS must not accept, or permit any member of their IMMEDIATE FAMILY to accept, any gifts, gratuities or other favors from any Client, supplier or other person doing or seeking to do business with the Firm, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to the CCO. If immediate return is not practical, they should be given to the Firm for charitable disposition or such other disposition as the Firm, in its sole discretion, believes appropriate.

        C)    ENTERTAINMENT

              Common sense and moderation should prevail in travel and business entertainment undertaken on behalf of the Firm. COVERED PERSONS should not provide, or accept, business entertainment to or from anyone doing business or seeking to do business with the Firm unless the entertainment is infrequent, reasonable in the circumstances and intended to serve legitimate business goals.

              The giving and acceptance of any payments or other consideration in the nature of bribes and kickbacks are absolutely prohibited by law and Firm policy.

   8. THE CHIEF COMPLIANCE OFFICER ("CCO")

        A)    DUTIES OF CCO

               The CCO shall:

                  (1) review all preclearance requests and, where appropriate, coordinate with a sub-adviser's CCO to determine if a request should be accepted or denied.

                  (2) review, or oversee the review of, all securities
                      transaction and holdings reports and maintain the names of persons responsible for reviewing these reports;

                  (3) identify all COVERED PERSONs and ACCESS PERSONs subject to this CODE and promptly inform each person of his or her requirements under this CODE;

                  (4) compare, on no less than a quarterly basis, all COVERED
                      SECURITIES transactions conducted in the accounts of ACCESS PERSONS with (A) the prior trade requests submitted by the COVERED PERSONS; (B) each FUND'S completed portfolio transactions to determine whether a CODE violation may have occurred; and, (c) with any Restricted list currently in force by the Firm; and

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                  (5) maintain the required signed acknowledgements by each
                      person who is subject to this CODE, in the form of ATTACHMENT A.

                  (6) review this CODE on an annual basis to determine if he or she recommends any changes to the Code based on his or her experience under the CODE, evolving industry practices or developments in applicable laws or regulations.

        B)    POTENTIAL TRADE CONFLICT

                When there appears to be a transaction that conflicts with the Code, the CCO shall request a written explanation of the person's transaction. If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the CCO with a recommendation of appropriate action to the Liberty Street's Managing Member(s), and notify the Board of Directors/Trustees of the Fund, if appropriate.

        C)    REQUIRED RECORDS

                Please see Liberty Street's Compliance Manual for records to be maintained under the CODE.

        D)    POST-TRADE REVIEW PROCESS

                Following receipt of trade confirms and statements, the CCO will screen transactions for violations of the CODE, including the following:

                  (1) SAME DAY TRADES: transactions by ACCESS PERSONS occurring on the same day as the PURCHASE OR SALE of the same security by a FUND for which they are an ACCESS PERSON.

                  (2) POTENTIAL CONFLICTS: transactions by ACCESS PERSONS in securities, which, within the most recent 15 days, are or have been held by a FUND or are being or have been considered by a FUND or the ADVISER or a sub-adviser for purchase by a FUND.

                  (3) OTHER ACTIVITIES: transactions which may give the
                      appearance that a COVERED PERSON has executed transactions not in accordance with this CODE.

   9. REPORTS TO FUND BOARDS OF DIRECTORS OR TRUSTEES

       The CCO shall initially and no less frequently than annually prepare a written report to the Managing Member(s) of LIBERTY STREET, and to any FUND advised by LIBERTY STREET, that:

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

                  (1) describes any issues under this CODE or its procedures since the last report to the Managing Member(s) of LIBERTY STREET, and to any FUND, including, but not limited to, information about material violations of the CODE or procedures and sanctions imposed in response to the material violations;

                  (2) certifies that the ADVISER has adopted procedures
                      reasonably necessary to prevent its ACCESS PERSONS from violating this CODE;

                  (3) summarizes existing procedures concerning personal
                      investing and any changes in the CODE during the past year; and

                  (4) identifies any recommended changes in existing
                      restrictions or procedures based on the CCO'S experience under the CODE, evolving industry practices or developments in applicable laws or regulations.

                         LIBERTY STREET ADVISORS, INC.

                                CODE OF ETHICS

                         ATTACHMENT A: ACKNOWLEDGEMENT

   I understand that I am subject to the CODE OF ETHICS AND INSIDER TRADING POLICIES AND PROCEDURES of LIBERTY STREET ADVISORS, INC. (the "ADVISER"). I have read and I understand the ADVISER'S CODE OF ETHICS AND INSIDER TRADING POLICIES AND PROCEDURES and I certify that I have complied with the requirements of the CODE OF ETHICS AND INSIDER TRADING POLICIES AND PROCEDURES and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the CODE OF ETHICS.


----------------------------------       -----------------------------
Signature                                Date


----------------------------------
Printed Name

   THIS FORM MUST BE COMPLETED AND RETURNED TO THE CCO AT LIBERTY STREET ADVISORS, INC.'S, ATTN: [NAME].

                         LIBERTY STREET ADVISORS, INC.

                     ATTACHMENT B: LETTER TO BROKER DEALER

                   SEE CCO OF LIBERTY STREET ADVISORS, INC.

                         LIBERTY STREET ADVISORS, INC.

               ATTACHMENT C: PERMISSION LETTER TO BROKER DEALER

                   SEE CCO OF LIBERTY STREET ADVISORS, INC.

                         LIBERTY STREET ADVISORS, INC.

              SCHEDULE A: INSIDER TRADING POLICIES AND PROCEDURES

    ALL COVERED PERSONS ARE PROHIBITED FROM EFFECTING TRANSACTIONS BASED ON
     KNOWLEDGE OF MATERIAL, NON-PUBLIC INFORMATION, INCLUDING PROPRIETARY
                  INFORMATION OF THE FIRM AND/OR ITS CLIENTS.

   ANNUAL CERTIFICATION

All COVERED PERSONS are required to annually certify their knowledge of and compliance with the Firm's INSIDER TRADING POLICY as part of their acknowledgment of receipt and understanding of this CODE, which is accomplished by the return to the CCO of the acknowledgment that is ATTACHMENT A to this CODE.

   FIRM POLICY MEMORANDUM REGARDING INSIDER TRADING

This policy memorandum is intended to provide information and guidance concerning the restrictions on insider trading, which is an enforcement priority of the United States Securities and Exchange Commission ("SEC") and the Department of Justice. It also explains policies adopted by LIBERTY STREET to prevent fraudulent or deceptive practices relating to trading on material, non-public information ("insider trading"). Trading in securities on the basis of material, non-public information ("inside information") is prohibited and contrary to Firm policy. The penalties for insider trading can be considerable, including loss of profits plus treble damages, loss of employment, as well as criminal and civil prosecution including incarceration. This policy applies to all COVERED PERSONS.

THE PROHIBITION

The prohibition against insider trading includes the following: if you are in possession of material non-public information about a Firm or the market for a Firm's securities, you must either publicly disclose the information to the marketplace if it is appropriate to do so or refrain from trading or inducing others to trade. Generally, disclosure is not an option and the effect is to require an individual to refrain from trading for him- or herself or others. You also may not communicate inside information to a second person, who has no official need to know the information.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy or sell a security. In addition, information that, when disclosed, is likely to have a direct effect on a security's price should be treated as material. Examples include information concerning impending tender offers, leveraged buy-outs, mergers, sales of subsidiaries, significant earnings changes and other major corporate events.

Information is non-public when it has not been disseminated in a manner making it available to investors generally. Information is public once it has been publicly disseminated, such as when it is reported on the Dow Jones, Bloomberg, CNBC or other news services or in widely disseminated publications, and investors have had a reasonable time to react to the information.

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

Once the information has become public or stale (I.E., no longer material) it may be disclosed freely or used in the decision to trade.

Generally, a person violates the insider trading prohibition when that person violates a duty owed either to the person on the other side of the transaction or to a third party (such as a customer or employer) by trading on or disclosing the information. The insider trading prohibition applies to an issuer's directors, officers and employees, investment bankers, underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with an issuer of securities.

Virtually anyone can become subject to the insider trading prohibition merely by obtaining material non-public information by unlawful means or by lawfully obtaining such information and improperly using it. This is known as misappropriation. If you receive material, non-public information as part of your legitimate business dealings on behalf of LIBERTY STREET or its customers and you use that information to trade in securities or if you transmit that information to another person for purposes of trading in securities (so-called "tipping"), you would likely be guilty of insider trading. Insider trading liability may also be derivative. A person who has obtained inside information (so-called "tippee") from a person who has breached a duty or who has misappropriated information may also be held liable.

The foregoing is just a synopsis of the insider trading prohibition. Because the law in this area is complex, LIBERTY STREET has adopted the following guidelines, which are designed to prevent violations of the insider trading rules.

WHEN THE FIRM IS AN INSIDER

LIBERTY STREET may be deemed an insider when it comes into possession of inside information through its business activities, or through senior management's or other COVERED PERSONS' contact with affiliated entities and their business activities. COVERED PERSONS may become insiders (or tippees) upon receiving inside information from another Firm officer, director or employee.

LIBERTY STREET will remain an insider as long as it has inside information.

REGULATION FD (FAIR DISCLOSURE)

SEC Regulation FD governs the release by public companies of information that may reasonably be expected to affect the market price of securities issued by the public firm. While obligations under the Regulation fall primarily on public companies, it is equally important for employees of LIBERTY STREET to be aware of the requirements and to act appropriately if an employee becomes privy to inside information about the firm.

The goal of the Regulation is to create a "level playing field" so that the dissemination of information that is reasonably likely to affect the market price of a security is released simultaneously to all investors. In general, the issuer, its executive officers, directors, investor relations personnel or other employees with similar duties are prohibited from selectively disclosing material, nonpublic information to securities analysts, to other securities professionals, or to a shareholder when it is foreseeable that a recipient of such information will trade on the information. The Regulation requires action by the issuer if there is intentional or unintentional selective disclosure of such information.

COVERED PERSONS must not expect or seek to obtain, other than in the normal course of confidential business activities, material non-public information from issuers and their employees.

GUIDELINES

TREATMENT OF CUSTOMER INFORMATION

LIBERTY STREET considers confidential all information concerning its customers including, by way of example, their financial condition, prospects, plans and proposals. The fact that the Firm has been engaged by a FUND in whatever capacity, as well as the details of that engagement, are both considered confidential information. LIBERTY STREET'S reputation is one of its most important assets. The misuse of client information can damage that reputation as well as client relationships.

WHAT TO DO IF YOU LEARN INSIDE INFORMATION

It is not illegal to learn inside information. LIBERTY STREET may learn material non-public information from its customers and is permitted to use that information in a lawful manner to advise and assist them. It is, however, illegal for you to trade on such information or to pass it on to others, who have no legitimate business reason for receiving such information.

If you believe you have learned inside information, other than in the ordinary course of business (such as compliance officers, senior managers, or sales agents of LIBERTY STREET that learn inside information while working with a sub-advisory firm or its agents), contact the CCO immediately so that he may address the insider trading issues and preserve the integrity of the Firm's activities. Do not trade on the information or discuss the possible inside information with any other person at LIBERTY STREET. If you become aware of a breach of these policies or of a leak of inside information, advise the CCO immediately.

INVESTIGATIONS OF TRADING ACTIVITIES

From time to time the SEC or a State regulator may request information from firms concerning business operations or trading in specific securities. Requests for information should be referred directly to the CCO. You may be asked to sign a sworn affidavit that, at the time of such business activity or transaction, you did not have any inside information about the securities in question. Your employment may be terminated if you refuse to sign such an affidavit. LIBERTY STREET may also be required to submit these affidavits to the SEC and or the state regulator or attorney general.

STEPS YOU CAN TAKE TO PRESERVE THE CONFIDENTIALITY OF MATERIAL NON-PUBLIC INFORMATION.

If you are in a position within LIBERTY STREET to access inside information, the following are steps you must take to preserve the confidentiality of inside information:

       1. Material inside information should be communicated only when there exists a justifiable reason to do so on a "need to know" basis inside or outside the Firm. Before such information is communicated to persons within the Firm, your department, or another person you believe needs to know, contact the CCO.

       2. Do not discuss confidential matters in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard.

       3. Do not leave sensitive memoranda on your desk or in other places where they can be read by others. Do not leave a computer terminal without exiting the file in which you were working.

       4. Do not read confidential documents in public places or discard them where they can be retrieved by others. Do not carry confidential documents in an exposed manner.

       5. The CCO may from time to time implement policies or procedures where the use of code names or deleted names is implemented for sensitive documents to avoid identification of the participants.

       6. Do not discuss confidential business information with spouses, other relatives or friends.

       7. Avoid even the appearance of impropriety. Serious repercussions may follow from insider trading and the law proscribing insider trading can change. Since it is often difficult to determine what constitutes insider trading, you should consult with Compliance whenever you have questions about this subject.

YOUR OWN SECURITIES TRADING

Firm policy is to require all employees to disclose all personal trading accounts, those of IMMEDIATE FAMILY members, and those other accounts over which a COVERED PERSON may have influence or trading authority. If you have an account outside of LIBERTY STREET and have not already done so, please advise the CCO immediately. This includes outside accounts in which you have a financial interest or direct the trading. The CCO and his designee will review all securities transactions of COVERED PERSONS in order to prevent inappropriate trading activity and to be able to make a positive showing to the regulators that no COVERED PERSON at LIBERTY STREET is trading ahead of or along with proprietary and/or inside information of the Firm or its clients. The CCO will investigate suspect trades confidentially, and in a manner appropriate to the situation will either contact the associated person's immediate supervisor or the associated person directly. Trading in Restricted List securities is grounds for termination and criminal prosecution.

CONCLUSION

LIBERTY STREET has a vital interest in its reputation, the reputation of its associates, and in the integrity of the securities markets. Insider trading would destroy that reputation and integrity. LIBERTY STREET is committed to preventing insider trading and to punishing any employee who engages in this practice or fails to comply with the above steps designed to preserve confidentiality of inside information. These procedures are a vital part of LIBERTY STREET'S compliance efforts and must be adhered to.

EMPLOYEE, EMPLOYEE-RELATED, AND PROPRIETARY TRADING

All COVERED PERSONS' trades are reviewed by the CCO and/or his designee for transactions contrary to restrictions because of underwriting activities of the Firm's affiliates, other restrictions, and potential insider trading. This review includes review of employees' outside securities accounts to identify transactions in securities on the Firm's Restricted List.

INFORMATION BARRIER PROCEDURES

INTRODUCTION

Information barriers (also known as "Chinese Walls;" or "Ethical Walls") are established within brokers, advisers, or other financial institutions to prevent the flow of material, non-public information. LIBERTY STREET may obtain material, non-public information while engaging or while an affiliate engages in either securities or investment related activities. Effective procedures permit LIBERTY STREET or its affiliates to continue conducting advisory work, the distribution of research, trading, and other business activities while certain INVESTMENT PERSONNEL, senior management, or other COVERED PERSONS have knowledge of A SECURITY OR SECURITIES HELD OR TO BE ACQUIRED BY a FUND, or inside information affecting an issuer of securities. The CCO of LIBERTY STREET may as a result implement procedures to isolate persons or departments with inside information and permit the conduct of business in other areas.

DEPARTMENTS SUBJECT TO INFORMATION BARRIER CONFIDENTIALITY PROCEDURES

The following areas are some areas of the Firm that may become subject to the Firm's Information Barrier confidentiality procedures:

..  Sales and trading

..  Senior management and its contact with affiliates

..  Compliance in its capacity as a pre-screener of third party research

Departments or persons that obtain material, non-public information in the normal course of business must maintain the confidentiality of that information. Other departments or persons in a firm potentially affected by inside information may continue to conduct normal activities unless they become aware of inside information, in which case they are required to immediately contact the CCO or an immediate supervisor for guidance regarding future activities involving the subject Firm or companies.

CONFIDENTIALITY PROCEDURES

Supervisory Personnel are responsible for implementing and enforcing the Firm's procedures as determined by the CCO and this CODE to protect the confidentiality of actual or potential inside information. Many of these departments' activities are considered confidential and may only be shared with those outside the department on a need-to-know basis (see BRINGING AN EMPLOYEE OVER THE WALL in this section). Some procedures for maintaining confidentiality include:

..   Maintain all paper files in a locked and secured area.

..   Limit access to computer files to only authorized persons with passwords to control access to the files.

..   Affected COVERED PERSONS must refrain from discussing in public areas or with others outside the department (including family members, friends, ETC.) any activities that are not publicly known.

..   The use code names or deleted names on sensitive draft documents.

..   Physical separation of COVERED PERSONS with access to inside information.

ACCESS TO CONFIDENTIAL INFORMATION LIMITED TO CERTAIN EMPLOYEES

Access to actual or potential inside information obtained in the normal course of the LIBERTY STREET's banking activities is limited to the following employees:

       1. Employees within the respective banking department who need to know

       2. The Firm's CCO

       3. The Firm's legal counsel

       4. The Firm's CEO

       5. Other employees brought "over the wall" in accordance with the procedure outlined in the next section

       6. Professional consultants and accountants

BRINGING AN EMPLOYEE "OVER THE WALL"

There may be occasions where COVERED PERSONS of one area of the Firm may require information from another employee in another area of the Firm in regard to the distribution of research, sales, trading, or other business areas of LIBERTY STREET. Bringing an employee not employed in investment banking activities into confidential discussions is often termed bringing the employee "over the wall." Doing so may result in restrictions on research, trading, or other business of LIBERTY STREET because the employee is now in possession of material, non-public information and cannot continue to conduct his or her normal responsibilities. Because it is important to both maintain the confidentiality of inside information and consider carefully any action that might restrict the Firm's ability to conduct its business, the CCO will make any determination of whether any COVERED PERSON will be brought "over the wall." The CCO will maintain a written record of the:

           .  date of the action

           .  name and job function or department of the COVERED PERSON

           . the name of the companies which are the subject of the inside information that resulted in bringing the COVERED PERSON over the wall

           .  name of the person requesting access to the COVERED PERSON

The CCO will also make a determination whether further restrictions on research, trading, or other Firm or affiliated firm activities are appropriate because of the action of bringing a COVERED PERSON over the wall.

NOTIFICATION TO THE CCO

When LIBERTY STREET is engaged to provide investment advisory services, or such other activities of a FUND and/or other client, and that engagement may result in obtaining inside information, the designated supervisor is responsible for notifying the CCO of the engagement so that the issuer may be included, at a minimum, on the Firm's Restricted List, if appropriate. Since all transactions by COVERED PERSONS of the Firm are subject to prior approval by the CCO the use of a Watch list is not warranted at this time.

MONITORING THE INFORMATION BARRIER

The CCO monitors trading activities in issues where LIBERTY STREET may be in possession of material, non-public information through the use of the Firm's Restricted List. The sections RESTRICTED LIST further explains those procedures.

CERTIFICATION BY AFFECTED EMPLOYEES

COVERED PERSONS of the Firm's subject to additional Information Barrier confidentiality procedures will be requested to certify, on an annual basis, that they have read and agree to abide by the Firm's Information Barrier Procedures and Policy Regarding Insider Trading. The certifications will be maintained by the CCO.

EDUCATION AND TRAINING OF EMPLOYEES

To ensure employees are familiar with the Firm's Insider Trading policy LIBERTY STREET has established the following procedures:

..   COVERED PERSONS receive the Firm's Insider Trading policy upon hire and certify their receipt and understanding.

..   Annually, COVERED PERSONS complete the Firm's Annual Certification which includes their acknowledgment of receipt and understanding of the Insider Trading policy.

..   COVERED PERSONS in sensitive departments as determined by the CCO sign an attestation on an annual basis.

..   When procedures are revised, COVERED PERSONS will be notified by memorandum.

..   Insider Trading is a subject periodically included in the Firm's continuing education and compliance meeting programs.

WATCH LIST

When and if LIBERTY STREET establishes a distinction between ACCESS and non-ACCESS PERSONS and establishes a non-prior approval policy for the trading activity of certain COVERED PERSONS the CCO will maintain a confidential Watch List which will include the issuers of securities where LIBERTY STREET may be in possession of material, non-public information. The Watch List is provided to LIBERTY STREET COVERED PERSONS as the list of issuers the securities or options of which an associated person must receive prior written authorization from the CCO before placing a personal trade. This authorization will be issued if appropriate in response to a written request, whether by fax, hard copy, or email. The CCO and/or his designee will monitor the personal trading activity of all COVERED PERSONS to identify transactions in securities on the Watch List and take action as necessary. The CCO will also record the date and time when an issuer is added to and removed from the Watch List. No trade in Watch List securities or options may occur without the prior written permission of the CCO.

RESTRICTED LIST

The CCO will maintain a Restricted List, when necessary, and publish the Restricted List to COVERED PERSONS of LIBERTY STREET. The Restricted List may include the following:

..   Possible underwritings by the Firm or an affiliate where the securities are subject to restrictions under rules of the '34 Act including Regulation M (trading during a distribution)

..   Issues where LIBERTY STREET has material, non-public information and where the Firm's involvement with an issuer is publicly known and a restriction is appropriate

..   Other restrictions determined by the CCO

THE RESTRICTED LIST IS THE LIST OF ISSUERS THE SECURITIES AND OPTIONS OF WHICH A COVERED PERSON MAY NOT TRADE. The CCO will record the date and time when an issue is added to and removed from the Restricted List.

The type of restriction (I.E., unsolicited orders only, cash transactions only, ETC.) will be included, if appropriate as determined by the CCO, on the Restricted List. Restrictions will generally include the following classes of securities of the issuer: common stock, preferred stock, options, and any security convertible into the common stock of the issuer. Debt issues will be included where appropriate.

The CCO will monitor COVERED PERSONS transactions and, where applicable transactions for advisory clients, to identify transactions in securities of issuers on the Restricted List and take action as necessary which may include inquiring regarding the solicited or unsolicited nature of transactions; canceling transactions; or taking other appropriate action.